Exhibit 99.2

TRLG Q3 Management Commentary	2011

Consolidated Results

Third quarter 2011 net sales increased 16.8% to $108.4 million, up from $92.8 million in the third quarter of 2010.  The U.S. Consumer Direct segment continued to lead the sales growth with an increase of 33.5%. Same-store sales for 84 stores open at least 12 full months and e-commerce increased 10.2%. Net sales for the U.S. Wholesale division declined 18.3% to $22.0 million. International net sales increased by 30.2% to $23.5 million in the third quarter, primarily driven by sales increases in Germany, Canada and the U.K.

Gross profit increased 21.9% to $70.2 million in the third quarter of 2011, driven primarily by the overall sales growth.  The gross margin increased 270 basis points to 64.8%, reflecting the ongoing sales mix shift toward the Company’s higher margin U.S. Consumer Direct and International wholesale and retail businesses.  International and U.S. Wholesale segment gross margins increased and the U.S. Consumer Direct segment gross margin was down year-over-year.

Overall selling, general and administrative (SG&A) expenses increased by $11.1 million, or by 28.3%, to $50.3 million in the third quarter; and as a percentage of net sales increased to 46.4% from 42.2%. The SG&A rate declined for the U.S. Consumer Direct segment due to leverage from the same-store sales increase. The SG&A rate increased for the U.S. Wholesale segment primarily due to the deleveraging of operating expenses as a result of the segment’s net sales decline. The SG&A rate increased for the International segment due to an increase in the number of branded retail stores from six at September 30, 2010 to 13 at September 30, 2011, the expansion of our direct wholesale sales teams in Germany, the U. K. and Italy, and the establishment of a regional office in

Switzerland. In addition, the Core Services segment incurred net separation costs associated with the resignation of a former executive of $1.2 million, or 120 basis points of the Company’s third quarter 2011 SG&A rate, and had an increase in performance based compensation expense.

Operating income for the third quarter of 2011 was $19.9 million, or 18.4% of net sales, compared to $18.4 million, or 19.8% of net sales in the third quarter of 2010. The decrease in operating margin is primarily due to the net separation costs recorded in the quarter along with the reduction in sales to major department store and off-price accounts, which were partially offset by improved operating margins in the U.S. Consumer Direct and International segments. Of note was that every segment, excluding Core Services, had a higher segment operating margin in the third quarter of 2011 as compared to the same period in 2010. This was the first quarter since at least the beginning of 2008 that these segments all had an improved operating margin. The operating margin excluding the net separation costs would have been $21.2 million or 19.5% of net sales.

The effective tax rate for the third quarter of 2011 was 37.5% compared to 36.1% in the third quarter of 2010.  The 2011 effective tax rate increased over 2010 as the Company established its European headquarters in Switzerland.

Net income attributable to True Religion Apparel, Inc. for the 2011 third quarter was $12.1 million, or $0.48 per diluted share, based on weighted average shares outstanding of 25.0 million, compared to net income attributable to True Religion Apparel, Inc. of $11.8 million, or $0.48 per diluted share, based on weighted average shares outstanding of 24.8 million in the third quarter of 2010. Excluding the net separation costs, the adjusted net income attributable to True Religion Apparel, Inc. was $12.9 million, or $0.51 per diluted share for the third quarter of 2011.

For the nine months ended September 30, 2011, net sales increased 18.8% to $300.4 million. Year-to-date U.S. Consumer Direct same-store sales increased 10.8% and International net sales increased by 31.7%. Net income attributable to True Religion Apparel, Inc. year-to-date 2011 was $30.5 million, or $1.22 per diluted share, compared to net income attributable to True Religion Apparel, Inc. year-to-date 2010 of $27.7 million, or $1.12 per diluted share.  Excluding the pre-tax net separation costs of $1.2 million in 2011 and $4.4 million in 2010, the year-to-date 2011 adjusted net income attributable to True Religion Apparel, Inc. was $31.3 million, or $1.25 per diluted share, compared to $30.5 million, or $1.23 per diluted share in the same period last year.

Balance Sheet

The Company ended the quarter with $182.2 million in cash and cash equivalents compared to $153.8 million as of December 31, 2010. The Company continues to carry no debt and expects to fund its growth over the next year from internally generated cash reserves and current operations. Accounts receivable at the end of the third quarter 2011 was $27.0 million, consistent with the balance as of September 30, 2010.

Inventories at the end of the quarter were $54.1 million, an increase of 4.9% from a year ago. This increase is the result of opening 16 U.S. and eight international branded retail stores since September 30, 2010.

Segment Overview

U.S. Consumer Direct net sales in the third quarter of 2011 increased 33.5% to $61.8 million. The increase in U.S. Consumer Direct net sales resulted from the expansion of our retail store count since July 1, 2010.  Same-store sales, which included 84 stores that were open for at least 12 full months as well as e-commerce, increased 10.2%.

The Company opened three stores in the third quarter of 2011, bringing the total store count to 105 stores as of September 30, 2011, compared to 89 at the end of the third quarter of 2010. The store count was comprised of 76 full-price stores and 29 outlets.

The weighted average retail square footage for the third quarter was 194,000 square feet compared to 158,000 square feet for the third quarter of 2010. At the end of the quarter, the total retail square footage was 199,000 square feet.  A recap of the stores opened from July 1, 2011 to September 30, 2011 is attached to this commentary.

Other key metrics in the U.S. Consumer Direct segment include average selling price (ASP) of jeans in the full price stores.  The ASP of jeans was relatively flat at $240 in the third quarter of 2011 compared to $241 in 2010. Sportswear sales made up 28.8% of the U.S. Consumer Direct net sales in 2011, compared to 30.0% in the third quarter of 2010.

The gross margin decreased to 70.4% in the third quarter of 2011 from 72.0% in the same quarter in 2010 as a higher percentage of the segment’s net sales came from the lower margin outlet stores as compared to the full price stores. Also, we experienced an increase in outlet store markdowns in order to sell-through slower-moving merchandise.

Third quarter operating income within the U.S. Consumer Direct segment increased by 39.9% to $21.0 million. The U.S. Consumer Direct segment’s operating margin increased to 34.0% in the third quarter of 2011 from 32.4% in the third quarter of 2010, primarily due to leverage of SG&A expenses driven by the positive same-store sales results. The $4.2 million increase in U.S. Consumer Direct SG&A was primarily due to costs associated with the increase in store count from 89 at the end of September 2010 to 105 at the end of September 2011.  As a percentage of U.S. Consumer Direct net sales, SG&A declined by 320 bps to 36.4%.  The segment’s four-wall operating margin was 38.3% in the third quarter 2011 versus 36.4% in third quarter 2010.

U.S. Wholesale net sales for the quarter declined by 18.3% to $22.0 million. The decline in sales of women’s merchandise to the Major Department Store channel and a reduction in sales to the Off-price channel were the primary drivers of the sales decrease, partially offset by an increase in sales of men’s merchandise in the Specialty channel.  Sales to the Specialty store channel increased for the sixth consecutive quarter.  Total Off-price channel sales were down 26.2%.

Gross margin expanded by 130 basis points to 51.7% in the third quarter 2011 due to improvements in our production planning, which reduced the amount of excess inventory sold to the off-price channel at a high discount in 2011 as compared to 2010.

The U.S. Wholesale segment’s operating income declined by 16.9% to $9.8 million; however, its operating margin increased to 44.3% in the third quarter of 2011 from 43.6% in the third quarter of 2010.  This was driven by the increase in gross margin earned on our net sales to the Off-price channel.

International net sales increased 30.2% to $23.5 million from $18.0 million in the third quarter of 2010.  The increase was driven primarily by wholesale and retail sales increases in Germany and the U.K. along with a retail store sales increase in Canada.  Store additions over the past year include three in Canada, two each in Germany and the U.K., and one in the Netherlands.

Gross margin expanded by 990 basis points to 60.7% in third quarter 2011 due to the sales mix shift towards our international wholesale and retail businesses, which earn a higher gross margin than sales to international distributors.

The segment’s SG&A increased to $7.4 million from $4.5 million and was 31.7% of net sales versus 24.7% of net sales in the third quarter of 2010. This SG&A increase was driven by an increase in the number of branded retail stores from six at September 30, 2010 to 13 at September 30, 2011, the addition of wholesale sales teams in the U.K. and Italy, and the establishment of a regional office in Switzerland.

The International segment’s operating income increased by 44.7% to $6.8 million, and its operating margin increased to 29.0% from 26.1% due primarily to the increase in gross margin as a result of the sales mix shift towards our wholly-owned international wholesale and retail businesses.

True Religion Brand Jeans - Retail stores opened from July 1, 2011 through September 30, 2011

Store Count	Store Location	City	State	Opening Date	Square Footage	Store Type
US Stores
1	The Gardens on El Paseo	Palm Desert	California	8/18/2011	1,418	Branded Retail
2	Fashion Show Kids	Las Vegas	Nevada	8/28/2011	1,237	Branded Retail
3	St Louis Galeria	St. Louis	Missouri	9/15/2011	1,400	Branded Retail

		City	Country
International Stores
1	Berlin	Berlin	Germany	7/4/2011	1,346	Branded Retail
2	Westfield White City	London	United Kingdom	7/28/2011	1,068	Branded Retail
3	Roermond	Roermond	Netherlands	8/17/2011	1,765	Outlet
4	Westfield Stratford City	London	United Kingdom	9/16/2011	2,550	Branded Retail

True Religion Brand Jeans - Total Retail Stores

	As of September	Opened during	Closed during Q3	Relocated during	As of September	Remainder to be
Store Count	30, 2010	Q3 2011	2011	Q3 2011	30, 2011	opened in 2011
US Stores
Regular Price	65	3	0	0	76	4
Outlet	24	0	0	1	29	1
US Store Total	89	3	0	1	105	5

International Stores
Regular Price	3	4	0	0	10	1
Outlet	3	0	0	0	3	2
International Store Total	6	4	0	0	13	3
Total US and International Stores	95	7	0	1	118	8